EXHIBIT 99.1

Contacts:	Investors:
Michael Dale, President/CEO	Parice Halbert, CFA
763-553-7736	Westwicke Partners
Michael Kramer, CFO	443-213-0500
763-557-2222

ATS Medical Announces Third Quarter Results

•	Revenue for the third quarter 2008 increases 32% to $16.0 million.

•	Heart valve therapy products revenue rises 39.1% and ATS CryoMaze surgical ablation products revenue grows 21.7%.

•	Third quarter gross profit improves over prior year to 59.1%

•	Company raises lower end of its 2008 revenue guidance to $65 — $66 million.

MINNEAPOLIS, MN, November 3, 2008 — ATS Medical, Inc. (Nasdaq: ATSI), manufacturer and marketer of state-of-the-art cardiac surgery products and services, today reported financial results for the third quarter ended September 27, 2008.

Third Quarter 2008 Results

Revenue from the Company’s heart valve therapy products, consisting of mechanical valves, tissue valves and repair products, was up 39.1% on a year-over-year basis to $11.8 million. The growth reflected a 35.3% increase in mechanical valve revenue, a 117.6% increase in valve repair revenue and an 88% increase in tissue valve revenue. Revenue from the Company’s ATS CryoMaze™ surgical ablation products for the treatment of cardiac arrhythmias grew 21.7% to $4.0 million. Revenue from products and services other than the Company’s mechanical valves represented 34% of total revenue during the third quarter of 2008 compared with 36% in the third quarter of 2007.

Gross profit margin for the third quarter of 2008 was 59.1%, representing significant improvement from 56.3% in the third quarter of 2007. Year-over-year gross margin improvements were the result of lower product costs and increased contribution of new products. Gross margins declined sequentially from 60.9% in the second quarter of 2008 as a result of seasonality in markets where the Company sells direct, principally in the U.S. and Western Europe, and an increase in revenue from distributors, as a percentage of total revenue.

The operating loss for the third quarter of 2008 was $2.8 million compared with an operating loss of $3.6 million in the third quarter of 2007. The net loss for the third quarter of 2008 was $3.7 million, or $0.06 per share, compared with $3.3 million, or $0.06 per share in the third quarter of 2007.

“Our strong third quarter revenue growth continues to demonstrate the strength of demand across the ATS product portfolio,” said Michael Dale, Chairman, President and Chief Executive Officer. “Notably, we achieved double digit mechanical valve growth both domestically and internationally, demonstrating the continued strength and acceptance of the ATS Open Pivot® valve as the new mechanical heart valve standard of care in the world.”

Recent and Upcoming New Product Highlights

Surgical Arrhythmias

•	ATS CryoMaze surgical ablation clamp: The Company launched a next generation ablation clamp in the third quarter. The ATS CryoMaze clamp enables the surgeon to ablate the pulmonary veins and then remove the ablation probe and complete the Maze procedure with one product, unlike competitive offerings which require one device for vein isolation and another for linear lesions. Because the ATS CryoMaze clamp was launched late in the third quarter, revenue contribution is expected to become meaningful in the fourth quarter.

Tissue Heart Valves

•	ATS 3f® Aortic Bioprosthesis: As announced previously, during October 2008 the Food and Drug Administration (FDA) approved the PMA for the Company’s first tissue valve, the ATS 3f Aortic Bioprosthesis. The Company plans to launch this valve in the United States during the first quarter of 2009.

•	ATS 3f Enable™ Aortic Bioprosthesis: Enrollment continues to progress with excellent clinical results in the Company’s European clinical trial of its Enable sutureless tissue valve. Enable is designed to provide a less invasive approach for aortic valve replacement. To date, over 111 patients have been implanted with the Enable valve. The Company expects to complete enrollment in the CE clinical trial in the near future. Regulatory approval for this valve in Europe is expected in mid-2009.

2008 Outlook

For the full year 2008 the Company now expects revenue to be in a range of $65 to $66 million versus its previous guidance of $64 to $66 million. The Company continues to expect to generate an operating profit in the fourth quarter.

Conference Call Today

ATS management will host a conference call today, November 3, 2008 at 5:00 p.m. ET to discuss its third quarter financial results and current corporate developments. The dial-in number for the conference call is 888-396-2384 for domestic participants and 617-847-8711 for international participants. A live webcast of the call can also be accessed at www.atsmedical.com by clicking on the Investors icon.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain available for seven days. The replay can be accessed by dialing 888-286-8010 for domestic participants and 617-801-6888 for international callers, using the passcode 39004101#.

About ATS Medical

ATS Medical, Inc. provides innovative products and services focused on cardiac surgery. The Company, global in scope, is headquartered in Minneapolis, Minnesota. More than 160,000 ATS Open Pivot® Heart Valves, which utilize a unique pivot design resulting in exceptional performance and low risk profile, have been implanted in patients worldwide. The ATS 3f® brand encompasses multiple tissue heart valve product offerings at varying steps from market introductions to clinical trials to development projects that incorporate less invasive valve replacement technology. ATS Medical’s focus on serving the cardiac surgery community is further strengthened by offerings that include ATS Simulus® annuloplasty products for heart valve repair and ATS CryoMaze™ surgical ablation products. The ATS Medical web site is http://www.atsmedical.com.

Safe Harbor

This Press Release contains forward-looking statements that may include statements regarding intent, belief or current expectations of the Company and its management. Actual results could differ materially from those projected in the forward looking statements as a result of a number of important factors, including the results of clinical trials, the timing of regulatory approvals, the outcome of pending litigation matters, the integration of the surgical cryoablation business of CryoCath Technologies, Inc., regulatory actions, competition, pricing pressures, supplier actions and management of growth. For a discussion of these and other risks and uncertainties that could affect the Company’s activities and results, please refer to the Company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2007 and its most recent quarterly report on Form 10-Q.

ATS Medical, Inc.
Condensed Consolidated Statements of Operations
(in thousands except per share amounts)
	Three Months Ended		Nine Months Ended
	September 27,	September 30,	September 27,	September 30,
	2008	2007	2008	2007
Net sales	$16,044	$12,157	$47,789	$35,370
Cost of goods sold	6,570	5,313	19,077	15,411

Gross profit	9,474	6,844	28,712	19,959

Operating expenses:
Sales and marketing	7,059	5,576	20,693	17,614
Research and development	1,843	1,815	6,351	5,373
In-process research and development	—	—	—	3,500
General and administrative	2,431	2,211	8,199	7,318
Amortization of intangibles	891	802	2,672	1,631
Intangible asset impairment	—	—	—	755

Total operating expenses	12,224	10,404	37,915	36,191

Operating loss	(2,750)	(3,560)	(9,203)	(16,232)

Interest expense, net	(700)	(515)	(1,976)	(1,267)
Other income (expense), net	(241)	766	637	655

Net loss before income taxes	(3,691)	(3,309)	(10,542)	(16,844)
Income tax expense	(55)	(1)	(284)	(3)

Net loss	($3,746)	($3,310)	($10,826)	($16,847)

Net loss per share:
Basic and diluted	($0.06)	($0.06)	($0.18)	($0.33)

Weighted average number of shares outstanding:
Basic and diluted	62,300	59,224	60,691	50,290

ATS Medical, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
	September 27,	December 31,
	2008	2007
Assets
Cash and short-term investments	$7,512	$14,669
Accounts receivable	11,839	11,186
Inventories	20,181	18,743
Prepaid expenses	932	1,143

Total current assets	40,464	45,741

Property and equipment, net	7,288	7,739
Intangible assets	49,948	50,779
Other assets	1,436	1,638

Total assets	$99,136	$105,897

Liabilities & shareholders’ equity
Accounts payable	$4,977	$4,794
Accrued compensation	2,703	2,361
Other accrued liabilities	2,027	2,000
Current maturities of bank notes payable	2,646	2,457
Payable to CryoCath Technologies Inc.	1,866	—
Warrant liability	—	3,913

Total current liabilities	14,219	15,525

Convertible senior notes payable	17,502	17,436
Bank notes payable	4,631	6,143
Payable to CryoCath Technologies Inc.	—	1,742
Deferred income taxes	239	95

Shareholders’ equity	62,545	64,956

Total liabilities & shareholders’ equity	$99,136	$105,897

ATS Medical, Inc.
Consolidated Condensed Statements of Cash Flow
(in thousands)
	Nine Months Ended
	September 27,	September 30,
	2008	2007
Operating activities
Net loss	($10,826)	($16,847)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	4,331	3,174
Stock compensation expense	1,184	1,175
Acquired in-process research and development	—	3,500
Impairment of intangibles	—	755
Deferred income taxes	144	—
Non-cash interest expense	499	385
Change in value of common stock appreciation rights and convertible senior notes derivative liabilities	(286)	(208)
Changes in operating assets and liabilities	(1,167)	598

Net cash used in operating activities	(6,121)	(7,468)

Investing activities
Maturities of short-term investments, net of purchases	4,189	6,034
Payments for business acquisitions	(2,000)	(21,074)
Business acquisition costs	—	(1,807)
Payments for technology licenses and other intangibles	—	(202)
Purchases of furniture, machinery and equipment	(1,208)	(617)
Other	—	(36)

Net cash provided by (used in) investing activities	981	(17,702)

Financing activities
Advances on bank notes payable	—	8,600
Repayments on notes payable	(1,323)	(2,327)
Net proceeds from sales of common stock and warrants	4,002	31,210
Other	108	116

Net cash provided by financing activities	2,787	37,599

Effect of foreign exchange rate changes	(615)	(215)

Increase (decrease) in cash and cash equivalents	($2,968)	$12,214

ATS Medical, Inc.
Selected Revenue Information
(in thousands)
	Quarter Ended		Nine Months Ended
	September 27,	September 30,	September 27,	September 30,
	2008	2007	2008	2007

Heart valve therapy	$11,755	$8,453	$34,529	$28,224
Surgical arrhythmia	4,011	3,295	12,245	6,114
Surgical tools & accessories	278	409	1,015	1,032

Total revenue	$16,044	$12,157	$47,789	$35,370

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